As filed with the Securities and Exchange Commission on January 20, 2017

Registration No. 333-137328

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEP INDUSTRIES INC.

(By BERRY GLOBAL FILMS, LLC as successor by merger to AEP Industries Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other Jurisdiction of Incorporation)	3081 (Primary Industrial Classification Code Number)	22-1916107 (IRS Employer Identification No.)

c/o Berry Global Films, LLC

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jason K. Greene
Chief Legal Officer
Berry Plastics Group, Inc.

101 Oakley Street

Evansville, Indiana 47710

(812) 424-2904

Copy to:
Eliot W. Robinson
Bryan Cave LLP
14th Floor
1201 W. Peachtree Street, N.W.
Atlanta, GA 30309

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

September 14, 2006, AEP Industries Inc. a Delaware corporation (the “Company”) filed a Registration Statement on Form S-3 (the “Form S-3” and, as amended, the “Registration Statement”) (File No. 333-137328) with the Securities and Exchange Commission (the “SEC”), to register for resale an aggregate of 1,324,268 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) by the selling stockholders named therein.

On August 24, 2016, the Company entered into that certain Agreement and Plan of Merger, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 7, 2016 (the “Merger Agreement”), with Berry Plastics Group, Inc., a Delaware corporation (“Parent”), Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct wholly owned subsidiary of Holdings (“Merger Sub”), and Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Holdings (“Merger Sub LLC”), providing for (i) the merger of Merger Sub with and into the Company (the “First-Step Merger”), with the Company surviving the First-Step Merger, and, (ii) thereafter, the merger of the Company with and into Merger Sub LLC (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), with Merger Sub LLC surviving as a wholly owned subsidiary of Holdings. In connection with the Mergers, the name of Merger Sub LLC was changed to Berry Global Films, LLC.

In connection with the Mergers, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with the undertakings made by the Company in the Registration Statement, the Company removes from registration, by means of this Post-Effective Amendment No. 1, any and all of the Company’s securities that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective time of the Mergers. The Company is filing this Post-Effective Amendment No. 1 to reflect the deregistration of such securities.

The foregoing description of the Mergers, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Annex A to the Definitive Proxy Statement filed by the Company on December 15, 2016 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 20th day of January, 2017.

BERRY GLOBAL FILMS, LLC
(as successor to AEP Industries Inc.)

By:	/s/ Jason K. Greene
Name:	Jason K. Greene
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 20th day of January 2017.

Signature	Position

/s/ Jonathan D. Rich
Jonathan D. Rich	Chief Executive Officer (Principal Executive Officer)

/s/ Mark W. Miles
Mark W. Miles	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jason K. Greene
Jason K. Greene	Officer of the Sole Manager

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